Exhibit 99.1
For Immediate Release
Mediacom Communications Amends
its Debt Tender Offer
Middletown, NY — August 13, 2009 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced that Mediacom LLC and Mediacom Capital Corporation (together, the “Companies”), subsidiaries of Mediacom, have amended their previously announced cash tender offers for their outstanding 9 1/2% Senior Notes due 2013 (the “9 1/2% Notes”) and their outstanding 7 7/8% Senior Notes due 2011 (the “7 7/8% Notes” and, together with the 9 1/2% Notes, the “Notes”). The Companies have eliminated the maximum offer amount that applied to the tender offer for the 7 7/8% Notes, and are now offering to purchase any and all of the outstanding 9 1/2% Notes and any and all of the outstanding 7 7/8% Notes that are validly tendered and not withdrawn and accepted for purchase in the tender offers.
The Companies intend to fund the purchase of the Notes pursuant to the amended tender offers with net proceeds from a new issuance of their senior notes in the principal amount of $350 million, and borrowings of $300 million under a new tranche of incremental facility term loans under an existing credit agreement of their operating subsidiaries.
The Companies also now intend, subject to the satisfaction or waiver of the conditions to the tender offers, to call for redemption all Notes that are not tendered and accepted for purchase in the tender offers prior to or promptly following completion of the tender offers.
The Companies are not amending the Tender Offering Consideration, the Early Tender Payment or the Total Consideration being offered for the 9 1/2% Notes and the 7 7/8% Notes, which remain as follows:

			Early
	Outstanding	Tender Offer	Tender	Total
Series of Notes	Principal Amount	Consideration	Payment	Consideration(1)
9 1/2% Notes	$500,000,000	$982.50	$20.00	$1,002.50
7 7/8% Notes	$125,000,000	$980.00	$20.00	$1,000.00

(1)	The Total Consideration equals the Tender Offer Consideration, plus the Early Tender Payment.
The tender offers are still scheduled to expire at 11:59 p.m., New York City time, on September 8, 2009, unless either such tender offer is extended or earlier terminated (the “Expiration Date”). The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn in the tender offers at or prior to 5:00 p.m., New York City time, on August 24, 2009 (the “Early Tender Date”), and whose Notes are accepted for purchase, is specified in the table above under the heading “Total

Consideration” (the “Total Consideration”). The Total Consideration for the Notes in the tender offers includes an early tender payment of $20 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”). Holders who tender Notes in the tender offers after 5:00 p.m., New York City time, on the Early Tender Date but at or prior to 11:59 p.m., New York City time on the Expiration Date and whose Notes are accepted for purchase will not be entitled to receive the Early Tender Payment and will therefore be entitled only to receive the consideration specified in the table above under the heading “Tender Offer Consideration”, for each $1,000 principal amount of Notes tendered (the “Tender Offer Consideration”). In addition to the Total Consideration or the Tender Offer Consideration as applicable, the Companies will also pay an amount equal to the accrued and unpaid interest on the principal amount of all Notes that are purchased from the last interest payment date applicable to the Notes to, but not including, the applicable payment date.
Under the existing terms of the tender offers, the Companies may accept Notes of either or both series for payment after the Early Tender Date but prior to the Expiration Date (the date of such acceptance being the “Early Acceptance Date” and such payment date, the “Early Payment Date”). The Companies presently intend (but are not obligated) to have an Early Acceptance Date and an Early Payment Date for both the 9 1/2% Notes and the 7 7/8% Notes.
The Companies’ obligation to accept for payment and to pay for the Notes in the tender offers remains subject to the satisfaction or waiver of the conditions to the tender offers specified in the Offer to Purchase, dated August 11, 2009, as amended and supplemented by the Supplement to the Offer to Purchase, dated August 13, 2009, including that we close on the issuance of $350 million of our senior notes and our operating subsidiaries close on the $300 million tranche of incremental facility term loans referred to above.
The Companies have retained Wells Fargo Securities and Citi to serve as dealer managers for the offers, and Global Bondholder Services Corporation to serve as the information agent and depositary. Copies of the offer to purchase, supplement to the offer to purchase and related documents may be obtained from Global Bondholder Services Corporation at (866) 873-7700. Questions regarding the tender offers may be directed to Wells Fargo Securities at (866) 309-6316 or Citi at (800) 558-3745.
This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 9 1/2% Notes or the 7 7/8% Notes. The tender offers are being made solely by the Offer to Purchase, dated August 11, 2009, as amended and supplemented by the Supplement to the Offer to Purchase, dated August 13, 2009, and the related Letter of Transmittal, copies of which are available from the Information Agent.
About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets, which may impact our ability to refinance our debt, as our revolving credit facilities begin to expire in September 2011 and other substantial debt becomes due in 2013 and beyond, on the same or similar terms as we currently experience; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.
Source: Mediacom Communications Corporation

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754